Exhibit 99.1
COMMERCIAL METALS COMPANY REPORTS LOSS OF $13.1 MILLION OR $0.12 EPS FOR THIRD QUARTER
     Irving, TX — June 23, 2009 — Commercial Metals Company (NYSE: CMC) today reported a net loss of $13.1 million or $0.12 per share on net sales of $1.3 billion for the quarter ended May 31, 2009. This compares with net earnings of $59.5 million or $0.51 per diluted share on net sales of $2.9 billion for the third quarter last year. This year’s third quarter included after-tax LIFO income of $29 million or $0.26 per share compared with expense of $83 million or $0.71 per diluted share in last year’s third quarter. At quarter end our LIFO reserve totaled $279 million. LIFO is an inventory costing method that assumes the most recent inventory purchases or goods manufactured are sold first which in periods of declining prices results in income that eliminates the effect of deflation from operating results. Changes in LIFO are not writedowns, writeoffs or market adjustments. They are changes in cost components based on an assumption of physical inventory flows.
     Net earnings for the nine months ended May 31, 2009 were $13.6 million or $0.12 per diluted share on net sales of $5.3 billion. For the same period last year, net earnings were $168.4 million or $1.43 per diluted share on net sales of $7.3 billion. For the nine months ended May 31, 2009, after-tax LIFO income was $184 million or $1.62 per diluted share compared with an expense of $118 million or $1.00 per diluted share last year.
     In response to price declines, demand destruction, and a global liquidity and credit crisis, the Company recorded the following consolidated expenses during the third quarter and the nine months ended May 31, 2009:

	Three Months Ended	Nine Months Ended
(in millions)	5/31/09	5/31/09

Lower of cost or market inventory adjustments	$27.0	$110.4
Charges relating to contractual noncompliance	8.9	2.4
Bad debt expense	10.2	33.6
Severance costs	2.8	9.3
Impairment charges	—	5.1
     Selling, general and administrative expenses in the third quarter included $10.8 million of pre-tax costs associated with the investment in the global deployment of SAP software compared to $18.2 million in last year’s third quarter; project to date we have expensed $126.8 million. Other SAP costs of $105.8 million have been capitalized since inception of the project, of which $5.6 was capitalized in the current quarter. By August 31, 2009, we estimate that 58% of the earnings power of CMC will be on SAP. These units have been identified as having the greatest benefits to realize under an integrated system. As of
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(CMC Third Quarter Fiscal 2009 — Page 2)
August 31, 2009, our deployment of SAP will be folded into our continuing IT operations and no longer be tracked as a separate project.
General Conditions
     CMC Chairman, President and Chief Executive Officer Murray R. McClean said, “Global metal markets may have tested the bottom during the quarter and though some recovery has occurred, the markets, overall, remain fragile. Any volume improvement in the quarter was seasonal and not reflective of any stimulus effect. Destocking appears to be in its last stages; however, end-use demand remains weak. Internationally, Poland remains one of the few countries with a positive GDP; its weak currency discourages imports; however, the lack of demand in traditional export markets minimizes any opportunities to leverage the euro or the U.S. dollar through exports. There are some encouraging developments in China where pricing and consumption are on the rise. Lower prices and lower inventory quantities again triggered LIFO income during the quarter. Our largest commercial exposures remain unwarranted customer contractual noncompliance leading to market claims, price renegotiations, and unexpected inventory positions.”
Americas Recycling
     McClean said, “Ferrous scrap prices are showing signs of stability as this quarter did not exhibit the tremendous volatility seen since March 2008. Domestic supply remains constrained, customer destocking appears near completion and the best markets are overseas as both break bulk and containerized exports yield better price and volumes. Margin decreases on both ferrous and nonferrous sales in comparison to last year’s third quarter are two-thirds attributable to volume and one-third to price. Weak demand is outpaced by even weaker supply with a suffering domestic manufacturing base. The adjusted operating loss of $6.7 million pales compared to the $50.4 million operating profit in the third quarter of last year, but was a considerable improvement over the $36.2 million operating loss of the second quarter. Pre-tax LIFO income of $2.0 million during the quarter compares to $15.2 million of pre-tax LIFO expense in last year’s comparable quarter. The average ferrous scrap sales price for the third quarter was $146 per short ton, a 63% decline from last year’s third quarter. Nonferrous pricing, on the strength of a recovery in copper, fared somewhat better with an average sales price of $1,556 per short ton, a drop of 52%. Shipments of ferrous scrap totaled 371 thousand tons, a decline of 54% from the third quarter of last year and a level last seen in the second quarter of 2003. Nonferrous shipments totaled 50 thousand tons, down 36% from last year’s third quarter, but up 32% from the second quarter. We exported 17% of our ferrous tonnage and 50% of our nonferrous scrap tonnage during the quarter.”
Americas Mills
     McClean said, “There were mixed trends in the results of our Americas Mills segment for the third quarter. Metal margins, though still at historically strong levels, eroded from the second quarter. Tons shipped increased from the second quarter, but this is more likely seasonal rather than sustainable demand. Most benchmarks compared to the third quarter of last year are down. Rebar continues to exhibit resilience, while merchant products wither. Import competition is limited.
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(CMC Third Quarter Fiscal 2009 — Page 3)
Customers continue to destock, but this is slowing. We have rolled approximately 15% less than we shipped in every quarter this year as we reduce inventories to meet lagging demand. The segment earned adjusted operating profit of $42.1 million compared to $34.0 million in the comparable quarter last year. The continuing decline in prices and quantities in inventory led to pre-tax LIFO income of $16.4 million, compared to $55.3 million of pre-tax LIFO expense last year.
     “Our steel mills ran at 58% of capacity this quarter, up from 55% capacity in the second quarter. The steel mills adjusted operating profit of $39.2 million was up 18% compared to the prior year third quarter; pre-tax LIFO income was $17.3 million compared to the prior year third quarter pre-tax LIFO expense of $44.5 million. Our metal margin at $365 per ton was 14% above the third quarter of last year, but down some 19% from the second quarter. The price of ferrous scrap consumed at the mills during the quarter fell 50% compared to last year’s third quarter. Our average selling price of $564 was down $154 per ton, while the average selling price for finished goods was down $166 to $583 per ton. Sales volumes declined 37% to 427 thousand tons. Rebar accounted for 58% of tonnage shipped, a consistent percentage throughout the year. The price premium of merchant bar over reinforcing bar averaged $154 per ton, down $103 per ton from the second quarter. On a quarter-to-quarter basis, tonnage melted for the third quarter was down 38% to 396 thousand tons, while tonnage rolled declined 35% to 365 thousand tons. Lower production rates as well as price decreases in some alloys and natural gas resulted in an overall decrease of $22.7 million in electrode, alloys, and energy costs.”
     McClean continued, “Our copper tube mill reported an adjusted operating profit of $2.9 million compared to $700 thousand in the third quarter of last year, though it recorded pre-tax LIFO expense of only $896 thousand compared to pre-tax LIFO expense of $10.8 million in the prior year third quarter. What strength remains in construction is in education and healthcare.”
Americas Fabrication & Distribution
     McClean added, “Our Americas Fabrication & Distribution segment reported adjusted operating profit of $17.7 million compared to last year’s loss of $22.3 million. The current quarter recorded pre-tax LIFO income of $19.0 million, whereas last year’s third quarter suffered a pre-tax LIFO expense of $57.0 million. Consistent with the trend all year, fabrication, rebar, structural, decking, and construction services were profitable, but post and joist incurred losses. Profits were attributable to margin improvements on lower material costs supplying relatively high-priced backlog shipments. Losses in post were caused by high-priced raw material in inventory (used rail) running through production and in joist, fierce competition for dwindling tons. The composite average fab selling price (excluding stock and buyouts) was $1,071 per ton, flat with last year’s third quarter, but down $172 per ton from the second quarter of 2009. Our challenge remains in our domestic steel import and distribution business which incurred a substantial loss. The decline in spot pricing coupled with customer liquidity issues has led to unprecedented and unwarranted contract cancellations, market claims, price renegotiations and unanticipated inventory positions. We have taken aggressive action to compel customer compliance, have increased bad debt expense and taken lower of cost or market adjustments on inventory positions.”
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(CMC Third Quarter Fiscal 2009 — Page 4)
International Mills
     According to McClean, “Weak international steel markets, metal margin compression, mill start-up costs and lower of cost or market inventory adjustments caused by rapidly falling sales prices resulted in an adjusted operating loss of $17.7 million for this segment compared to a $30.7 million profit in the third quarter of last year. On a more positive sequential note, the loss was less than the $24.3 million incurred in the second quarter of 2009, this in spite of local currencies (zloty and kuna) strengthening against both the U.S. dollar and euro during the third quarter. CMC Poland had an adjusted operating loss of $9.2 million in the main attributable to compressed metal margins as the volumes were fairly constant with last year. Encouragingly, the losses were reducing each month of the quarter as shipments increased; absent billets, export markets were not viable. Shipments totaled 328 thousand tons (69 thousand tons of billets) compared to 339 thousand tons (82 thousand tons of billets) in the prior year third quarter. Tons melted were 324 thousand tons compared to 428 thousand tons last year, and tons rolled were 253 thousand tons compared to 284 thousand tons in the prior year third quarter. Average selling prices decreased 31% to PLN 1,172 per ton compared to PLN 1,708. The cost of scrap entering production decreased 33%. The average metal margin decreased 192 PLN from 669 PLN to 477 PLN, a level insufficient for profitability. We successfully rolled 14 thousand tons of material on our newly commissioned wire rod block; during the fourth quarter, we will continue to trial different sizes and grades incurring additional start-up costs.
     “Our adjusted operating loss in Croatia for the third quarter was $8.5 million, lower than the second quarter, and including inventory lower of cost or market adjustments,” said McClean. “Though not yet evident in the results, the mill has some positive developments. It set a new record for tons shipped this quarter. Our yields have steadily improved during the year; we have successfully completed castings of all major sizes of billets from phase one of our updated melt shop. The installation of the renovated furnace is underway and should be completed late in calendar 2009. During the quarter, we melted 13 thousand tons, rolled 21 thousand tons, and shipped 22 thousand tons.”
International Fabrication and Distribution
     McClean continued, “The downturn in steel markets is most pronounced in Western Europe and is now in full effect in Australia. Only China and some of its near neighbors appear to be showing signs of recovery. The segment suffered from inventory lower of cost or market adjustments and accruals on contract losses and other charges totalling over pre-tax $20 million. Its adjusted operating loss of $10.1 million was in stark contrast to last year’s third quarter profit of $40.3 million. The results of our discontinued operations are reflected in these results which included pre-tax LIFO income of $7.8 million. The segment was not without some positive news — our raw materials import business remained profitable, and we opened a fabrication facility in Zyrardow, Poland, located west of Warsaw.”
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(CMC Third Quarter Fiscal 2009 — Page 5)
Financial Condition
     McClean said, “We continue to emphasize balance sheet strength, liquidity, quality of assets, and debt covenant compliance. At May 31, 2009, our current ratio was 2.5, we had $1.2 billion of net working capital including $441 million of cash and short-term investments. We have increased our allowance for doubtful accounts to $43 million. Our inventories are conservatively valued on LIFO; at May 31, 2009, the reserve was $279 million. Subsequent to quarter end, we closed on the renegotiation of our domestic accounts receivable securitization agreement. We had not used more than $100 million of its capacity in past years; therefore, to save facility fees, we renewed it for $100 million and extended the maturity until December 2009. We have substantially all our $400 million revolver available in the form of either commercial paper or bank borrowings (only $27.9 million of letters of credit outstanding against it at May 31, 2009). At May 31, 2009, goodwill and intangibles totaled $145.9 million, representing only 4% of total assets. Our debt maturity profile is excellent with no substantial long-term debt payments due until 2013. We have two debt covenant tests associated with our publicly held debt — a debt/capital ratio test and an EBITDA to interest coverage test. The maximum debt / capital is 60%; at May 31, 2009, CMC was 44%. We are required to keep a twelve-month rolling average EBITDA to interest coverage of 2.5 times; for the twelve months ended May 31, 2009, we had coverage of 4.8 times.
     “The effective tax rate for the quarter and nine month period varies significantly from the statutory rate due to lower tax rate jurisdictions (predominantly international) incurring losses, profits earned in states with income taxes, and the effect of permanent differences having a greater effect at lower levels of pre-tax income.”
Outlook for Fourth Quarter
     McClean continued, “We believe for the balance of calendar 2009, market conditions in the U.S. will remain difficult. There is very little evidence of stimulus dollars impacting demand. It is likely in 2010 that the stimulus package will impact infrastructure spending and, thus, demand for steel long products such as rebar. We are seeing some small signs of a pick up in demand. However, this is more a function of seasonality and restocking of certain steel products than a general recovery in demand. We believe destocking of rebar and merchant products is almost over. It is likely that steel prices will stabilize and recover modestly in coming months. Rebar imports are likely to remain modest as U.S. domestic prices remain lower than international prices.
     “In Europe, we anticipate market conditions to be even more difficult than in the U.S. The only bright spot is Poland where we anticipate better demand for rebar, merchant products and billets. This is partly due to increased infrastructure spending utilizing mainly EU funds. We are more optimistic about Asia, in general, led by China. China, after a slow start, is on target to achieve 7-8% GDP in 2009. The various stimulus packages and other initiatives introduced by the Chinese government to stimulate demand through domestic consumption and infrastructure spending have taken hold. Both long and flat steel products prices in China are likely to firm further. Other markets in Asia, in particular Southeast Asia, are likely to continue to improve.”
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(CMC Third Quarter Fiscal 2009 — Page 6)
     McClean concluded, “At CMC, our people, whether in the U.S. or in international markets, continue to perform superbly under difficult market conditions. We believe CMC will weather the crisis better than most due to our strong balance sheet, vertical integration, geographic dispersion and long products focus. We believe prices will stabilize at or near current levels negating the need for further significant inventory valuation adjustments. We estimate that our domestic mills may operate around 65% of capacity in the fourth quarter. Ferrous scrap prices and volumes should increase based on improving export markets and a small pick up in domestic demand. Our fabrication backlogs are likely, in the short term, to reduce further with additional margin pressure due to fewer jobs being awarded. Our industrial products business should remain profitable. Internationally, we are likely to see modest improvements in Poland, as well as in our operations in Asia and Australia. Overall, we anticipate fourth quarter results to be similar to the third quarter.”
Conference Call
     CMC invites you to listen to a live broadcast of its third quarter 2009 conference call today, Tuesday, June 23, 2009, at 11:00 a.m. ET. The call will be hosted by Murray McClean, Chairman, President and CEO and Bill Larson, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
     The news release contains forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, production rates, stimulus spending, inventory and backlog levels, GDP growth and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expect,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “outlook,” “will” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, interest rate changes, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations, energy and supply prices and decisions by governments impacting the level of steel imports, stimulus spending, and pace of overall economic activity, particularly China.
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(CMC Third Quarter Fiscal 2009 — Page 7)

	Three months ended		Nine months Ended
(Short Tons in Thousands)	5/31/09	5/31/08	5/31/09	5/31/08

Domestic Steel Mill Rebar Shipments	249	300	712	851
Domestic Steel Mill Structural and Other Shipments	178	373	538	1,046
CMCZ Shipments	328	339	860	1,010

Total Mill Tons Shipped	755	1,012	2,110	2,907

Average FOB Mill Domestic Selling Price (Total Sales)	$564	$718	$673	$643
Average Cost Domestic Mill Ferrous Scrap Utilized	$199	$399	$251	$316
Domestic Mill Metal Margin	$365	$319	$422	$327
Average Domestic Mill Ferrous Scrap Purchase Price	$152	$382	$193	$301
Average FOB Mill CMCZ Selling Price (Total Sales)	$351	$771	$494	$644
Average Cost CMCZ Ferrous Scrap Utilized	$206	$467	$266	$374
CMCZ Mill Metal Margin	$145	$304	$228	$270
Average CMCZ Ferrous Scrap Purchase Price	$165	$395	$210	$334

Fab Plant Rebar Shipments	236	278	766	766
Fab Plant Structural, Post, Joist and Deck Shipments	91	174	334	490

Total Fabrication Tons Shipped	327	452	1,100	1,256

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$1,071	$1,065	$1,201	$1,035

Domestic Scrap Metal Tons Processed and Shipped	424	900	1,463	2,520
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Nine months ended
	5/31/09	5/31/08	5/31/09	5/31/08

Net Sales
Americas Recycling	$152,439	$628,617	$551,680	$1,532,012
Americas Mills	276,827	519,552	945,601	1,390,152
Americas Fab and Distribution	484,414	751,869	2,086,689	2,030,059
International Mills	147,782	341,474	508,519	755,538
International Fab and Distribution	474,823	1,090,397	1,993,165	2,600,322
Corporate	13,274	4,625	(15,484)	4,541
Eliminations and Discontinued Operations	(208,979)	(425,804)	(738,590)	(1,031,722)

Total Net Sales	$1,340,580	$2,910,730	$5,331,580	$7,280,902

Adjusted Operating Profit (Loss):
Americas Recycling	$(6,712)	$50,371	$(70,843)	$92,882
Americas Mills	42,066	34,044	233,851	158,520
Americas Fab and Distribution	17,714	(22,291)	101,314	507
International Mills	(17,687)	30,656	(58,746)	39,730
International Fab and Distribution	(10,126)	40,342	(7,079)	88,609
Corporate and Eliminations	(5,647)	(26,108)	(64,000)	(74,612)
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CMC Third Quarter Fiscal 2009 — Page 8)

COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands except share data)

	Three months ended		Nine months ended
	5/31/09	5/31/08	5/31/09	5/31/08
Net Sales	$1,340,580	$2,910,730	$5,331,580	$7,280,902

Costs and Expenses:
Cost of goods sold	1,147,844	2,617,232	4,709,215	6,489,009
Selling, general and administrative expenses	169,974	190,882	496,368	498,292
Interest expense	18,464	15,827	62,310	42,285

	1,336,282	2,823,941	5,267,893	7,029,586
Earnings from Continuing Operations Before Income Taxes and Minority Interests	4,298	86,789	63,687	251,316
Income Taxes	15,341	27,980	53,115	84,260

Earnings (Loss) from Continuing Operations Before Minority Interests	(11,043)	58,809	10,572	167,056
Minority Interests (Benefit)	(370)	277	(487)	540

Net Earnings (Loss) from Continuing Operations	(10,673)	58,532	11,059	166,516

Earnings (Loss) from Discontinued Operations Before Taxes	(4,165)	1,501	4,024	3,722
Income Taxes (Benefit)	(1,761)	549	1,461	1,815

Net Earnings (Loss) from Discontinued Operations	(2,404)	952	2,563	1,907

Net Earnings (Loss)	$(13,077)	$59,484	$13,622	$168,423

Basic earnings per share
Earnings (Loss) from Continuing Operations	$(0.10)	$0.51	$0.10	$1.44
Earnings (Loss) from Discontinued Operations	$(0.02)	$0.01	$0.02	$0.02

Net Earnings (Loss)	$(0.12)	$0.52	$0.12	$1.46

Diluted earnings per share
Earnings (Loss) from Continuing Operations	$(0.10)	$0.50	$0.10	$1.41
Earnings (Loss) from Discontinued Operations	$(0.02)	$0.01	$0.02	$0.02

Net Earnings (Loss)	$(0.12)	$0.51	$0.12	$1.43

Cash dividends per share	$0.12	$0.12	$0.36	$0.33

Average basic shares outstanding	112,191,349	113,607,049	112,398,000	115,438,369
Average diluted shares outstanding	112,191,349	116,090,369	113,855,406	118,163,737
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(CMC Third Quarter Fiscal 2009 — Page 9)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	May 31,	August 31,
	2009	2008

Assets:
Current Assets:
Cash and cash equivalents	$441,389	$219,026
Accounts receivable, net	710,330	1,369,453
Inventories	745,949	1,400,332
Other	181,329	228,632

Total Current Assets	2,078,997	3,217,443

Net Property, Plant and Equipment	1,269,161	1,154,322

Goodwill	73,700	84,837

Other Assets	260,103	289,769

	$3,681,961	$4,746,371

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable — trade	$301,459	$838,777
Accounts payable — documentary letters of credit	190,001	192,492
Accrued expenses and other payables	321,648	563,424
Income taxes payable and deferred income taxes	—	156
Notes payable	2,105	31,305
Current maturities of long-term debt	23,647	106,327

Total Current Liabilities	838,860	1,732,481

Deferred Income Taxes	50,473	50,160
Other Long-Term Liabilities	111,407	124,171
Long-Term Debt	1,184,599	1,197,533

Total Liabilities	2,185,339	3,104,345

Minority Interests	2,434	3,643

Stockholders’ Equity	1,494,188	1,638,383

	$3,681,961	$4,746,371

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(CMC Third Quarter Fiscal 2009 — Page 10)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine months ended
	5/31/09	5/31/08
Cash Flows From (Used by) Operating Activities:
Net earnings	$13,622	$168,423
Adjustments to reconcile net earnings to cash from (used by) operating activities:
Depreciation and amortization	116,045	96,594
Minority interests (benefit)	(487)	540
Provision for losses on receivables	33,615	4,246
Share-based compensation	12,369	14,802
Net loss on sale of assets and other	388	372
Writedown of inventory	110,411	—
Asset impairment	5,051	530

Changes in Operating Assets and Liabilities, Net of Acquisitions:
Accounts receivable	677,602	(308,168)
Accounts receivable sold, net	(107,978)	47,746
Inventories	473,423	(238,663)
Other assets	64,683	(109,523)
Accounts payable, accrued expenses, other payables and income taxes	(716,579)	272,022
Deferred income taxes	(4,099)	(13,161)
Other long-term liabilities	(9,242)	10,671

Net Cash Flows From (Used By) Operating Activities	668,824	(53,569)

Cash Flows From (Used by) Investing Activities:
Capital expenditures	(290,318)	(227,241)
Purchase of minority interests in CMC Zawiercie	(6)	(169)
Proceeds from the sale of property, plant and equipment & other	2,292	1,460
Acquisitions, net of cash acquired	(900)	(30,646)

Net Cash Flows Used By Investing Activities	(288,932)	(256,596)

Cash Flows From (Used by) Financing Activities:
Increase (decrease) in documentary letters of credit	(2,491)	58,625
Short-term borrowings, net change	(25,611)	34,563
Repayments on long-term debt	(102,804)	(1,704)
Proceeds from issuance of long term debt	36,365	35,138
Stock issued under incentive and purchase plans	1,095	12,569
Treasury stock acquired	(18,514)	(151,530)
Cash dividends	(40,636)	(38,322)
Tax benefits from stock plans	1,472	6,674

Net Cash Flows Used By Financing Activities	(151,124)	(43,987)
Effect of Exchange Rate Changes on Cash	(6,405)	3,455

Increase (Decrease) in Cash and Cash Equivalents	222,363	(350,697)
Cash and Cash Equivalents at Beginning of Year	219,026	419,275

Cash and Cash Equivalents at End of Period	$441,389	$68,578

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(CMC Third Quarter Fiscal 2009 — Page 11)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Nine Months
	Ended	Ended
	5/31/09	5/31/09

Net earnings (loss)	$(13,077)	$13,622
Interest expense	18,482	62,874
Income taxes	13,580	54,576
Depreciation and amortization	37,470	116,045

EBITDA	$56,455	$247,117

EBITDA to interest coverage
for the quarter ended May 31, 2009:	for the nine months ended May 31, 2009:
$56,455 / 18,482 = 3.1	$247,117 / 62,874 = 3.9
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at May 31, 2009 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$1,494,188
Long-term debt	1,184,599
Deferred income taxes	50,473

Total capitalization	$2,729,260
Other Financial Information
Long-term debt to cap ratio as of May 31, 2009:
Debt divided by capitalization
     $1,184,599 / 2,729,260 = 43.4%
Total debt to cap plus short-term debt plus notes payable ratio as of May 31, 2009:
     (1,184,599 + 23,647 + 2,105 ) / (2,729,260 + 23,647 + 2,105) = 43.9%
Current ratio as of May 31, 2009:
Current assets divided by current liabilities
     $2,078,997 /838,860 = 2.5
-(END)-

Contact:	Debbie Okle Director, Public Relations 214.689.4354
2009-12